ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (the "Agreement") dated December 19, 1996, by and between Alden Electronics, Inc., a Delaware corporation (the "Buyer"), and Alden Electronics, Inc., a Massachusetts corporation (the "Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller and its Subsidiaries (as defined below) design, assemble, sell and lease computer-based weather display systems, color weather radar terminals, weather satellite ground receiving systems and a variety of printers and supplies, and operate communication networks to facilitate the delivery of meteorological and other data (the "Business"); and

     WHEREAS, the parties hereto desire to provide for (i) the acquisition by the Buyer and the sale by the Seller of substantially all of the assets of the Seller and its Subsidiaries, other than the Seller's and its Subsidiaries' real property and certain other assets described herein, used in connection with the operation of the Business, and (ii) the assumption by Buyer of all of the liabilities and contractual obligations of the Seller and its Subsidiaries relating to the Seller's marine electronics division and the Business (other than the Seller's liabilities to Fleet Bank, N.A. and certain other liabilities described herein), all on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                    SALE AND PURCHASE OF BUSINESS AND ASSETS

     1.01 (a) Purchased Assets. Subject to the terms and conditions hereof, at the closing provided for in Section 2.01 (the "Closing"), the Seller shall assign, sell and transfer to the Buyer and the Buyer shall purchase for the Purchase Price set forth in Section 1.02, all of the Seller's right, title and interest in and to the Seller's business, properties, assets, goodwill, rights and claims of whatever nature and kind, known or unknown, actual or contingent and wherever located, owned by the Seller or used in the Business (other than those assets specifically excluded from this sale pursuant to Section 1.01(b))

(which assets shall herein sometimes be referred to as the "Assets") including, without limitation, the following assets:

          (i) all machinery, equipment, tools, vehicles, furniture, furnishings, goods, and other tangible personal property;

          (ii) the cash, cash equivalents, marketable securities and money market funds of the Seller and its Subsidiaries (the "Seller's Cash"), except the Seller's Excluded Cash (as defined in Section 12.01 below);

          (iii) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

          (iv) all supplies and inventories and office and other supplies;

          (v) all rights under any contract, agreement, purchase order, lease, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization relating to the Business, including without limitation, the Contracts (as defined in Section 4.10 below);

          (vi) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

          (vii) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business;

          (viii) the assets of the Subsidiaries and all capital stock owned in other corporations (other than the Subsidiaries); and

          (ix) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

     1.01(b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

          (i) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books and records of account and all other records having to do with the corporate organization of the Seller and its Subsidiaries;

          (ii) the Seller's Excluded Cash;

          (iii) all the land, structures, leasehold improvements, fixtures and other real property of the Seller and its Subsidiaries, and, to the extent listed on Schedule 1.01(b), all tools, supplies, equipment and other tangible property related to such real property;

          (iv) the rights which accrue or will accrue to the Seller and/or its Subsidiaries under this Agreement;

          (v) the rights to any of the claims of the Seller and its Subsidiaries for any federal, state, local, or foreign tax refunds;

          (vi) the capital stock of the Subsidiaries; and

          (vii) the assets, properties or rights set forth on Schedule 1.01(b).

     1.02 Purchase Price and Payment for the Assets.

     (a) Purchase Price. The purchase price for the Assets (the "Purchase Price") shall equal the sum of (i) $250,000 (the "Money Purchase Price"), and
(ii) the Assumed Liabilities (as defined in Section 1.04).

     (b) Payment of Money Purchase Price. The Money Purchase Price due under
Section 1.02(a)(i) above shall be paid in the following manner:

          (i) $25,000 as a deposit (the "Deposit") upon execution of this Agreement which Deposit shall be held in escrow in an interest-bearing bank account pending the Closing. If this Agreement is terminated by Seller pursuant to Section 10.01(b) on account of the failure of any condition in Section 8.01, Seller shall receive the Deposit and any interest accrued thereon and Buyer shall forfeit any rights thereto. If this Agreement is terminated by Seller or Buyer in accordance with Article 10 (other than Section 10.01(b)) for any other reason prior to the Closing, Buyer shall receive a refund of the Deposit and any interest accrued thereon;

          (ii) At the Closing, $100,000 shall be paid by Buyer to Seller and the Seller shall receive the Deposit (provided that any interest accrued thereon shall be paid to Buyer);

          (iii) $125,000 by the execution and delivery to Seller at the Closing of Buyer's Promissory Note in the form of Exhibit A hereto (the "Note");

          (iv) The Money Purchase Price set forth in clauses (i) and (ii) above shall be made in United States dollars by certified or bank cashier's check payable in immediately available funds in Boston or, at Buyer's option, by wire transfer of funds immediately available in Boston to such accounts as the Seller shall designate in a written notice delivered to the Buyer. Payments on the Note shall be made as set forth thereunder.

         1.03 Allocation of Money Purchase Price. The Money Purchase Price shall be allocated among the Assets acquired hereunder for federal income tax purposes in the manner described in Schedule 1.03. Seller and Buyer agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither Buyer nor Seller shall take any position inconsistent with such allocation on any federal or state tax return, any proceeding before any taxing authority or otherwise.

         1.04 Assumption of Liabilities. At the Closing, the Buyer shall assume and agree to pay, perform and discharge, or cause to be paid, performed and discharged, when due all of the obligations and liabilities of the Seller and its Subsidiaries incurred in connection with the Seller's marine electronics division and the Business (other than those obligations and liabilities excluded from assumption pursuant to Section 1.05) (the "Assumed Liabilities"), including without limitation:

          (a) The Seller's and its Subsidiaries' liabilities and obligations for accounts payable, accrued expenses and for sales commissions;

          (b) The Seller's and its Subsidiaries' liabilities and obligations for severance, wage and salary, vacation pay, and all other employee claims, payments and benefits of whatever nature, including without limitation, severance obligations to Messrs. Kraft, Alexanderson, Sviokla, Farrington and Girouard;

          (c) The Seller's and its Subsidiaries' liabilities and obligations to be performed or discharged pursuant to purchase orders, contracts, agreements, leases, permits, approvals, and other documents, commitments, arrangements, undertakings, practices and authorizations included in the Assets;

          (d) The Seller's and its Subsidiaries' liabilities and obligations for payroll, sales and other taxes;

          (e) The Seller's liabilities and obligations in connection with the Seller's marine electronics division and under that certain Asset Purchase Agreement dated June 11, 1996 between Seller and Northern Airborne Technology Inc.;

          (f) The Seller's and its Subsidiaries' liabilities and obligations with respect to Seller's and its Subsidiaries' product warranty obligations and product liability claims; and

          (g) Such other liabilities and obligations, if any, as are listed on
Schedule 1.04.

     1.05 Excluded Liabilities. The Buyer shall not directly or indirectly assume or be responsible for any of the following liabilities or obligations of the Seller ("Excluded Liabilities"):

          (a) any federal, state or local income tax (i) payable with respect to the business of the Seller for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by the Seller of this Agreement and the transactions contemplated hereby;

          (b) Seller's obligations to Fleet Bank, NA whether pursuant to the Facility Agreement described in Section 8.06 below or otherwise; and

          (c) the fees and expenses of counsel, accountants and other experts for the Seller incurred in connection with the transactions contemplated hereby.


                                   ARTICLE II
                             CLOSING AND DELIVERIES

     2.01 Closing. The Closing of the sale and purchase of the Assets and the assumption of the Assumed Liabilities shall take place at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts at 10:00 a.m., as promptly as practicable, and in any event within 5 days of the date on which the conditions to Closing set forth in ARTICLES VII and VIII hereof have been satisfied or waived, or at such other time and place as the Buyer and the Seller mutually agree in writing. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date".

     2.02 Deliveries of Seller at Closing. The Seller shall deliver or cause to be delivered to Buyer at the Closing:

          (a) General Bill of Sale in the form of Exhibit B hereto executed by Seller covering all of the Assets to be transferred hereunder;

          (b) Assumption Agreement in the form of Exhibit C hereto executed by Seller with respect to the Assumed Liabilities;

          (c) Lease Agreement in the form of Exhibit D hereto executed by Seller.

          (d) Consent to Buyer's use as its corporate name of the name Alden Electronics, Inc.

          (e) The opinion of Burns & Levinson LLP, counsel to Seller, dated the Closing Date, in the form of Exhibit E hereto.

          (f) Security Agreement in the form of Exhibit F hereto executed by Seller.

          (g) Certificates of the Seller as described in Section 7.01 hereof.

          (h) Certificates of legal existence and corporate good standing of the Seller, issued by the Secretary of State of the Commonwealth of Massachusetts.

          (i) Certificates of the vote of the Board of Directors and the stockholders of the Seller authorizing, approving and directing the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby.

          (j) Such other documents, instruments, votes and certificates as the Buyer may reasonably request to carry out and effectuate the purposes and terms of this Agreement and the transactions contemplated hereby.

     2.03 Deliveries of Buyer at Closing. The Buyer shall deliver or cause to be delivered to Seller at the Closing:

          (a) The Money Purchase Price as required by Section 1.02(b).

          (b) Assumption Agreement in the form of Exhibit C hereto executed by Buyer with respect to the Assumed Liabilities.

          (c) Lease Agreement in the form of Exhibit D hereto executed by Buyer.

          (d) Security Agreement in the form of Exhibit F hereto executed by Buyer.

          (e) Personal Guaranty of Thomas T. Gores in the form of Exhibit G hereto executed by Mr. Gores.

          (f) The opinion of Riordan & McKinzie, counsel to Buyer, dated the Closing Date, in the form of Exhibit H hereto.

          (g) Certificate of the vote of the Board of Directors of the Buyer authorizing, approving and directing the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby.

          (h) Certificates of the Buyer as described in Section 8.01 hereof.

          (i) Certificates of legal existence and corporate good standing of the Buyer, issued by those jurisdictions in which the Buyer is incorporated and where the conduct of its business requires its qualification as a foreign corporation.

          (j) Such other documents, instruments, votes and certificates as the Seller may reasonably request to carry out and effectuate the purposes and terms of this Agreement and the transactions contemplated hereby.

     2.04 Further Assurances. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably necessary in order to more effectively transfer, convey and assign to Buyer and to confirm Buyer's title to the Assets.

                                   ARTICLE III
                                ANCILLARY MATTERS

     3.01 Lease Agreement. At the Closing, Buyer and Seller shall enter into the Lease Agreement in the form of Exhibit D hereto whereby Buyer will lease from Seller approximately 30,000 square feet of Seller's real property located at 40 Washington Street, Westborough, Massachusetts (the "Seller's Facility") for a period of twelve (12) months following the Closing, at a rental rate of $10,000 per month, triple net.

     3.02 Security Agreement. At the Closing, Buyer shall grant a senior security interest in all the assets of the Buyer, including without limitation the Assets described hereunder, to secure the Buyer's obligations hereunder, and shall execute and deliver to Seller at Closing the Security Agreement in the form of Exhibit F attached hereto.

     3.03 Tax Lien Waiver. Seller represents and warrants to Buyer that it has applied for a tax lien waiver from the Massachusetts Department of Revenue pursuant to Massachusetts General Laws, Chapter 62C, Section 52. Seller agrees to diligently pursue and use its best efforts to obtain such tax lien waiver as promptly as possible, and to deliver same to Buyer upon issuance thereof by the Massachusetts Department of Revenue.

     3.04 Intentionally Left Blank.


     3.05 Maintenance of Minimum Working Capital; Capital Reporting. (a) From and after the Closing, the Buyer shall maintain Working Capital of at least $300,000 until the first anniversary of the Closing Date, and thereafter, the Buyer shall maintain at least $150,000 of Working Capital until the second anniversary of the Closing Date; provided, however, no such minimum Working Capital shall be required if the Assumed Liabilities are less than $700,000, as certified to the Seller in writing by the President or Treasurer of the Buyer. For purposes of this Section 3.05, "Working Capital" shall mean the current assets of the Buyer less the current liabilities of the Buyer, determined in accordance with GAAP, consistently applied.

     If Buyer is in default of this Section 3.05(a) as of the last day of any calendar month, Buyer shall notify Seller ("Buyer's Notice") within thirty (30) days of the end of the month in which such default occurs. Unless Buyer certifies to Seller in the manner hereinabove provided that Buyer is in compliance with this Section 3.05(a), Buyer shall cause Thomas T. Gores or his nominee, upon written demand of Seller, to contribute equity, or debt subordinated to the interests of Seller, into Buyer in order to comply with the requirements of this Section 3.05(a) within ninety (90) days of Buyer's Notice, but no later than one hundred twenty (120) days following the end of the month in which such default occurs.

          (b) As soon as practicable, and in any event within 30 days after the end of each fiscal quarter of Buyer (other than the fourth quarter of any fiscal year of the Buyer), Buyer will deliver to Seller, balance sheets of the Buyer as at the end of such fiscal quarter and as at the end of the previous fiscal quarter, and related statements of income, cash flows and shareholders' equity of the Buyer for such fiscal quarter and for the period from the beginning of the current fiscal year of the Buyer to the end of such fiscal quarter, all in reasonable detail, prepared in accordance with GAAP, consistently applied, certified by the president or treasurer of the Buyer as fairly presenting the financial condition and results of operations of the Buyer in accordance with GAAP, consistently applied.

     As soon as practicable, and in any event within 75 days after the end of each fiscal year of Buyer, Buyer will deliver to Seller, reviewed balance sheets of the Buyer as at the end of such year, and related statements of income, cash flows and shareholders' equity for such year, all in reasonable detail, prepared in accordance with GAAP consistently applied, accompanied by an unqualified opinion by independent certified public accountants of recognized standing. (Such quarterly and annual financial statements being referred to as the "Financial Statements").

     The obligation to furnish Financial Statements shall cease with respect to any quarter and fiscal year of the Buyer commencing after the second anniversary of the Closing Date.

     3.06 Personal Guaranty. At the Closing, Buyer shall cause Thomas T. Gores to execute and deliver to Seller a personal guaranty of the "Guarantied Obligations" (as defined in Section 12.01 below), in the form of Exhibit G hereto.

     3.07 Administrative Services. From and after the Closing for a period of 24 months, Buyer shall make available, without charge and during normal business hours, from time to time not to exceed 40 hours per month, the services of Robert J. Wentworth, or such other personnel of Buyer acceptable to Seller, to assist Seller in the winding up of its business, including without limitation the sale of Seller's real estate holdings, accounting and bookkeeping transactions, filing of tax returns and other statutory documents and certificates, and other activities associated with the liquidation of the Seller and the winding up of the affairs of Seller.

     3.08 Notice of Offer For Real Property. After the Closing, Seller will notify Buyer of any written offer by a third party and received by Seller within one year after the Closing Date, to acquire all or part of the Seller's real property. Nothing in this Section 3.08 shall be construed to be a grant of an option to purchase or the grant of a right of first refusal.

     3.09 Sales, Use and Property Taxes. Seller will pay all sales and use taxes arising from the transfer of the Assets and will pay its portion, prorated as of the Closing, of state and local personal property taxes of the Business.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer that the following statements contained in this Article IV are correct and complete in all material respects as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"):

     4.01 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts, and each of the Seller and its Subsidiaries has the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

     4.02 Subsidiaries; Investments. Except for the Subsidiaries and except as set forth in the Disclosure Schedule, the Seller does not, directly or indirectly, own or control, or have any investment or other indirect interest in any corporation, partnership, joint venture, business trust or other entity and the Seller has not agreed to share profits, losses, costs or liabilities or to guaranty the obligations of any person or entity.

     4.03 Authority Relative to this Agreement. Subject to the requisite approval of its voting stockholders, the Seller has the full legal right and power and corporate authority to enter into, execute and deliver this Agreement and each other agreement entered or to be entered into in connection herewith (the "Related Agreements") to which such Seller is or is to be a party and to perform fully the Seller's obligations hereunder and thereunder. This Agreement has been, and each Related Agreement will be, duly executed and delivered by the Seller and this Agreement constitutes, and each Related Agreement will constitute, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.04 Absence of Conflicts. The execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, will not: (a) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or modification of, or accelerate or modify the performance required by, or result in a creation of any Lien (as such term is defined in Section 12.01) upon any of the Assets or the Business under, any of the terms, conditions or provisions of (i) the charter documents or by-laws of the Seller, or (ii) except as set forth in the Disclosure Schedule, any Contract (as such term is defined in Section 4.10 hereof); or (b) to the Seller's knowledge, violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Seller or any of the Assets, or the Business.

     4.05 Governmental Approvals. The Seller has all Permits which are material to the operation of the Business as presently conducted. No notice of any violations has been received by the Seller in respect of any Permit and no proceeding is pending, or to the Seller's knowledge threatened, to revoke or limit any Permit.

     4.06 Financial Statements. The consolidated balance sheet of the Seller as at March 31, 1996 and the related statements of operations and retained earnings and cash flows for the year then ended, including the notes thereto, audited by Ernst & Young LLP, independent certified public accountants, have heretofore been delivered to the Buyer. The unaudited consolidated balance sheet of the Seller (the "Balance Sheet") as at September 30, 1996 (the "Balance Sheet Date") and the related unaudited statements of operations and retained earnings and cash flows for the six-month period ended on the Balance Sheet Date are set forth in Section 4.06 of the Disclosure Schedule (the "Interim Financial Statements"). The financial statements described in the preceding sentences fairly present the financial position of the Seller as at their respective dates and the results of such operations and the changes in retained earnings and cash flows of the Seller for the respective periods then ended, and in accordance with GAAP consistently applied, subject, in the case of the Interim Financial Statements, to: (i) recurring year-end adjustments normal in nature and amount and the absence of notes, and (ii) management's best estimates of accruals and adjustments applied on a basis consistent with management's past preparation of interim financial statements. Since the Balance Sheet Date, the Seller has not assumed or incurred any liabilities or obligations relating to the Business, except liabilities or obligations assumed or incurred in the ordinary course of business and consistent with prior practices.

     4.07 Tax Matters. (a) All Tax Returns (as that term is defined in Section 12.01) or extensions relating thereto required to be filed by the Seller have been filed on a timely basis, when initially due or when due upon grant of an extension, with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all tax returns were true and correct in all material respects when filed; (b) all Taxes (as that term is defined in Section 12.01) due from the Seller have been fully and timely paid, when initially due or when due upon grant of an extension, except to the extent not yet due and payable; and (c) there are no Liens (as that term is defined in Section 12.01) existing, pending or to the knowledge of the Seller threatened with respect to the Seller relating to any Taxes, except any lien which may arise under Chapter 62C, Section 51 of the Massachusetts General Laws.

     4.08 Compliance with Law. To the Seller's knowledge, the Seller is not in violation of any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation applicable to the Assets or the Business.

     4.08A The Assets. The Assets include all of the Seller's rights, properties, assets, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, which are used in or are necessary for the conduct of the Business as it is being conducted, other than real property and assets excluded under Section 1.01(b) above. The tangible Assets are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and, to the Seller's knowledge, conform to all laws, ordinances, codes, rules, regulations and authorizations applicable to their use and operation. Except as set forth in the Disclosure Schedule, (i) the Seller owns and has good title to the Assets, and
(ii) no person other than the Seller owns any equipment or other tangible assets or property situated on the premises of the Business or necessary to the operation of the Business.

     4.08B Environmental Matters. Seller has been and currently is in compliance in all material respects with all Environmental Laws, as hereinafter defined (i) at all properties of Seller (the "Seller's Facility") and (ii) in connection with all operations of Seller conducted at Seller's Facility. For purposes of this Agreement, the term "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42. U.S.C. ss.9601, et seq.; the Hazardous

Materials Transportation Act, 49 U.S.C. ss.1801, et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251, et deq.; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq.; Toxic Substances Control Act, 15 U.S.C. ss.2601, et seq.; Occupational Safety and Health Act, 29 U.S.C. ss.651, et seq.; Clean Air Act, 42 U.S.C. 7401, et seq.; and comparable provisions of applicable state, county and city laws, ordinances and regulations.

     4.08C Product Warranties. Section 4.08C of the Disclosure Schedule describes the standard forms of express warranties given by Seller with respect to products sold in the Business. No claims for breach of product warranty to customers, whether or not attributable to Seller's form of warranty relating to the products and services manufactured or provided by the Business, have been filed against Seller and remain pending except as set forth in Section 4.08C of the Disclosure Schedule. Except as set forth in Section 4.08C of the Disclosure Schedule, to Seller's knowledge, no events have occurred since the Balance Sheet Date or facts exist as of the date hereof which would result in a material increase in product warranty expenses or claims.

     4.09 Litigation. To the Seller's knowledge, there are no outstanding judgments, rulings, orders, writs, injunctions, awards or decrees of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or arbitral tribunal against or involving the Seller or the Assets. Except as set forth in the Disclosure Schedule, the Seller is not a party to, nor to the Seller's knowledge is the Seller threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration proceeding.

     4.10 Contracts and Other Agreements. Section 4.10 of the Disclosure Schedule sets forth a list of all of the following contracts and other agreements ("Contracts") to which the Seller is a party or by or to which any of the Assets or the Business is bound or subject: (i) contracts with any current or former officer, director, employee, consultant or shareholder; (ii) contracts with any labor union or association representing any employee; (iii) contracts involving annual payments under any such contract of at least $50,000 for the sale of materials, supplies, equipment, merchandise or services; (iv) contracts involving annual payments under any such contract of at least $50,000 for the purchase or acquisition of materials, supplies, equipment, merchandise or services; (v) patent, trademark, service mark, trade name, copyright and franchise licenses, royalty agreements or similar contracts, which are material to the Business; (vi) distributorship, representative, management, marketing or agency contracts, which are material to the Business; (vii) contracts for the grant to any person of any preferential rights to purchase any of the Assets or the Business; (viii) joint venture contracts; (ix) contracts under which the Seller has guaranteed the obligations of any person; (x) contracts limiting the freedom of the Seller to engage in any line of business or in any geographic area; (xi) contracts relating to the acquisition by the Seller of any operating business or the capital stock of any person; (xii) leases of personal property involving annual payments of at least $50,000 and
(xiii) any other contract or agreement, whether or not made in the ordinary course of business, that is material to the Business. All of the Contracts are valid and binding obligations of Seller, and, to the knowledge of Seller, the other parties thereto, and are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts. To the knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under such Contract, or has given written notice that it intends to terminate prior to its expiration date, or alter in any manner materially adverse to the Seller, its performance under such Contract.

     4.11 Accounts and Notes Receivable. All of the accounts and notes receivable of the Business which are reflected on the Balance Sheet and all accounts receivable of the Business which have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since the Balance Sheet Date) are valid claims, and, to the knowledge of Seller, are not subject to any counterclaim or set-off in a cumulative amount in excess of the allowance for collection losses reflected on the Balance Sheet.

     4.12 Inventory Valuation. The inventories of raw materials, work in process, and finished goods (collectively called inventories) shown on the Balance Sheet consist of items of a quality and quantity usable and salable in the ordinary course of business by Seller, except for obsolete and slow-moving items and items of below standard quality. All items included in the inventories are the property of Seller, except for sales made in the ordinary course of business since the date of the Balance Sheet. For each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Seller. No items included in the inventories are held by Seller on consignment from others. The inventories shown on the Balance Sheet are valued at the lower of cost (determined on a first-in, first-out basis) or market and on a basis consistent with that of prior years.

     4.13 Intangible Property. Section 4.13 of the Disclosure Schedule sets forth a list of all patents, trademarks, service marks, trade names, copyrights, franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Seller relating to any of the foregoing, which are material to the operation of the Business (the "Intellectual Property"). To the Seller's knowledge, except as set forth in the Disclosure Schedule, the rights of the Seller in the Intellectual Property are free and clear of any Liens. The Seller has not received notice of any adversely held patent, trademark, service mark, trade name, copyright or franchise of any other person or notice of any claim of any other person relating to any of the Intellectual Property. The patents and applications for patents listed in
Section 4.13 of the Disclosure Schedule are in full force and effect. Except as set forth in Section 4.13 of the Disclosure Schedule, there have been since January 1, 1991 no interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Section 4.13 of the Disclosure Schedule. Each patent application is awaiting action by its respective patent office except as otherwise indicated in Section
4.13 of the Disclosure Schedule. Except as set forth in Section 4.13 of the Disclosure Schedule, neither Seller nor any Subsidiary is a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula.

     4.14 Liens. The Seller owns outright and has good title to the Assets in each case, free and clear of any Lien, except with respect to: (i) Liens securing Taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable; (ii) liens securing the indebtedness of Seller to Fleet Bank, NA, (iii) liens arising at the Closing by reason of Chapter 62C, Section 51 unless a waiver of lien certificate is issued by the Massachusetts Department of Revenue prior thereto; (iv) liens arising as a result of the parties' non-compliance with the Bulk Transfers Law of the Commonwealth of Massachusetts; and (v) liens as set forth in the Disclosure Schedule.

     4.15 Suppliers and Customers. Except with respect to the Seller's marine electronics business, Section 4.15 of the

Disclosure Schedule sets forth a correct and current list of the ten customers to whom the Seller and its Subsidiaries (on a consolidated basis) made the most sales in fiscal 1996, and the ten suppliers from whom the Seller and its Subsidiaries (on a consolidated basis) made the most purchases during such period. Except as set forth in Section 4.15 of the Disclosure Schedule, no such supplier or customer has canceled or otherwise terminated or, to the Seller's knowledge, threatened to cancel or terminate its relationship with the Seller or such Subsidiary. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no sole source suppliers for any of Seller's purchased parts or sub-assemblies in respect of the Business. Section 4.15 of the Disclosure Schedule also sets forth with respect to the Business, a list of all tooling and castings owned by Seller which are material to the Business, as well as where such is located and whether there is any restriction on Seller taking possession of or relocating same.

     4.16 Employee Benefit Plans.

          (a) Section 4.16 of the Disclosure Schedule lists all Employee Benefit Plans (as such term is defined in Section 12.01 hereof) of the Seller to which the Seller is obligated to contribute. All of such Employee Benefit Plans have been operated in material compliance with their terms, and comply in all material respects with ERISA, the Code, and such other statutes, laws, ordinances, codes, rules and regulations, as applicable. The Seller has made all contributions which it was required to make for each Employee Benefit Plan under the terms of such plan and applicable law, and all benefit payments due and payable to plan participants under each Employee Benefit Plan have been made or are being appropriately processed.

          (b) True, complete and accurate copies of the documents setting forth the terms of each Employee Benefit Plan listed in Section 4.16 of the Disclosure Schedule, including, without limitation, plans, agreements, amendments, trusts and all related contracts and other agreements have been delivered to Buyer.

     4.17 Employees. Section 4.17 of the Disclosure Schedule sets forth a list of all of the Seller's officers and employees, together with the titles or positions of each, and their respective length of service and base salary and other forms of compensation. The Seller does not know of any activity or proceedings of any labor union (or representatives thereof) to organize any employees of the Seller, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of such employees. During the one-year period immediately preceding the date of this Agreement, there has been no significant labor trouble involving employees of the Seller nor are there any pending union representation questions involving such employees. During the one year period immediately preceding the date of this Agreement, the Seller has not effectuated (i) a "plant closing" or a "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")), nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

     4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of all policies or binders of fire, liability, workmen's compensation, vehicular, health, life, disability or other insurance held by or on behalf of the Seller, specifying the insurer and policy number and, to the Seller's knowledge, claims pending under any such policies. Such policies and binders are in full force and effect and insure against risks and liabilities customary for the business in which the Seller is engaged. The Seller is not in default with respect to any material provision contained in any such policy or binder. The Seller has not received a notice of cancellation or nonrenewal of any such policy or binder.

     4.19 Operations of the Seller. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, the Seller has not:

          (a) amended its Articles of Organization or by-laws (or other organizational documents) or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

          (b) issued, sold, purchased or redeemed, or entered into any contracts or other agreements to issue, sell, purchase or redeem, any shares of its capital stock;

          (c) entered into or amended any employment agreement; entered into any contract or other agreement with any labor union or association representing any employee; or adopted, entered into or amended any Employee Benefit Plan;

          (d) declared, set aside or paid any dividends or declared, set aside or made any distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

          (e) adopted a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Seller;

          (f) made any change in its accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by it, except insofar as may have been required by a change in GAAP;

          (g) made any material wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants or agents or any accrual for or contract or other agreement to make or pay the same, other than to persons other than its officers, directors or shareholders made in the ordinary course of business in a manner consistent with past practice;

          (h) made any loan or advance to any of its officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or made any other loan or advance;

          (i) made any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives other than severance payments to employees terminable at will consistent with the Company's normal policies;

          (j) made capital expenditures in excess of $50,000 in the aggregate;

          (k) incurred or assumed any debt, obligation or liability except normal trade or business obligations incurred in the ordinary course of business, or assumed, guaranteed, endorsed or otherwise as an accommodation became responsible for, liabilities of any other person or created, assumed or incurred any lien or encumbrance on any of the Assets, or agreed to do any of the foregoing;

          (l) except for tangible personal property acquired in the ordinary course of business in a manner consistent with past practice, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person or agreed to do so;

          (m) except in the ordinary course of business, amended, terminated or entered into any material contract or other material agreement or amended, terminated or entered into any other material transaction; or agreed to do any of the foregoing;

          (n) sold, assigned, leased, exchanged or otherwise transferred or disposed of any of the Assets other than in the ordinary course of business;

          (o) waived or released any right or claim of Seller or any Subsidiary, except in the ordinary course of business; or

          (p) suffered the destruction, damage, or loss of any Asset (insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of Seller.

     4.20 Full Disclosure. All documents and other papers delivered by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and accurate in all material respects. The information furnished by or on behalf of the Seller to the Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

     4.21 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any contract or other agreement with the Seller or any action taken by the Seller.

     4.22 General Qualifications. For purposes of this Article IV, all references to the phrase "to the Seller's knowledge" or the like, shall mean the actual knowledge of Robert J. Wentworth and information described in the books, records and files of the Seller.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that the following statements contained in this Article V are correct and complete in all material respects as of the date of this Agreement:

     5.01 Organization. The Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and has the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

     5.02 Authority Relative to this Agreement. The Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which Buyer is or is to be a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and each Related Agreement will be, duly executed and delivered by the Buyer and this Agreement constitutes, and each Related Agreement will constitute, the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor's rights generally from time to time in effect, and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

     5.03 Absence of Conflicts. The execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, will not: (a) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or modification of, or accelerate or modify the performance required by, or result in a creation of any Lien upon any of the assets, properties or businesses of the Buyer under, any of the terms, conditions or provisions of (i) the charter documents or by-laws of the Buyer, or (ii) any contract or other agreement to which the Buyer or any of its assets, properties or businesses may be subject; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Buyer or any of its assets, properties or businesses.

     5.04 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any contract or other agreement with the Buyer or any action taken by the Buyer.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

     6.01 Conduct of Business. From the date hereof through the Closing Date, the Seller shall conduct its business in the ordinary course in a manner consistent with past practice and, without the prior written consent of the Buyer, shall not undertake any of the actions specified in Section 4.19.

     6.02 Insurance. From the date hereof through the Closing Date, the Seller shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 4.18, except to the extent that they may be replaced with equivalent policies appropriate to insure the assets, properties and business of the Seller to the same extent as currently insured.

     6.03 Litigation. The Seller shall promptly notify the Buyer of any suits, actions, claims, proceedings or investigations which after the date of this Agreement are commenced against the Seller or against any officer, director, employee or consultant with respect to the affairs of the Seller or the transactions contemplated by this Agreement.

     6.04 Continued Effectiveness of Representations and Warranties; Satisfaction of Conditions. The Seller shall use all reasonable efforts to: (i) preserve its business organization intact; (ii) keep available the services of its present officers, employees, consultants and agents; (iii) maintain its present suppliers, customers, licensors, licensees, contractors and others with which it has advantageous business relationships and preserve its goodwill; and
(iv) conduct its business in such a manner so that the representations and warranties contained in ARTICLE IV hereof shall continue to be true, complete and accurate on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date and to satisfy each of the conditions set forth in Section 7.01 hereof. The Buyer shall use all reasonable efforts to cause the representations and warranties contained in ARTICLE V hereof to continue to be true, complete and accurate on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date and to satisfy each of the conditions set forth in Section 8.01 hereof.

     6.05 Advice of Changes. The Seller shall give prompt written notice to the Buyer of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate in any material respect; (ii) any event of which it has knowledge which will result in the failure to satisfy the conditions specified in ARTICLE VII hereof; (iii) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default), received by the Seller subsequent to the date hereof and prior to the Closing Date, under any Contract; (iv) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority in connection with the transactions contemplated hereby; or (vii) any adverse change material to the Business. The Buyer shall give prompt written notice to the Seller of the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Buyer contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate; provided, however, that no such notification shall affect the representations and warranties of the Buyer or the conditions to the obligations of the Buyer hereunder.

     6.06 Corporate Examinations and Investigations; Management Assistance. Prior to the Closing Date, the Seller and the Seller's officers, directors, employees, consultants and agents shall afford the Buyer and its officers, employees, consultants, agents, counsel, accountants and other representatives, reasonable access to all of the properties, books and records, and contracts and other agreements, documents and other papers of the Seller and furnish to the Buyer copies of all such contracts and other agreements and documents and other papers, and copies, extracts and summaries thereof, and information with respect to the affairs of the Seller as the Buyer may from time to time reasonably request, and will cause the officers, employees, agents and consultants of the Seller to keep the officers of the Buyer informed as to the affairs of the Seller as required by the terms of this Agreement, and to arrange for meetings with management of the Seller from time to time during normal business hours upon reasonable prior notice by the Buyer. If this Agreement shall terminate, the Buyer shall, and shall cause its officers, directors, employees, agents, consultants, representatives, counsel and accountants, to continue to treat such information as confidential and, if such information is in documentary form, return such information and all copies thereof to the Seller promptly upon the Seller's request. All such information shall remain subject to the Confidentiality and Non-Disclosure Agreement executed by Buyer and dated June 14, 1996, the provisions of which shall remain in full force and effect.

     In addition, prior to the Closing Date, Buyer and its officers, employees, agents and representatives, at the expense of Buyer, shall at all times be permitted by Seller to observe the operations and management of the Business and to advise and consult with the Seller as to such operation and management of the Business, provided, however, that Buyer shall not be entitled to direct the management or operation of the Business, such control to be maintained by Seller subject to the terms of this Agreement. Neither Buyer, nor its officers, employees, agents or representatives shall have the authority to enter into any agreements or incur any liabilities or obligations on behalf of the Seller.

     6.07 Further Assurances. In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     6.08 Public Announcements. Except for disclosures as may be required by law or the rules and regulations of the Securities and Exchange Commission, any stock exchange or NASDAQ, neither Seller nor Buyer shall make any news release or other public disclosure pertaining to this Agreement or the transactions contemplated hereby without the prior approval of the other party as to both form and content.

     6.09 No Shop. Until the earlier of February 15, 1997 or the date the transaction contemplated herein has been terminated pursuant to the terms hereof, Seller shall not, except in respect to Seller's real property, (i) enter into any agreement concerning the sale of the capital stock of Seller, any sale of any of the assets of Seller outside of the ordinary course of the Business, or any merger or other business combination of the Seller with any other person or entity, and (ii) except as required by fiduciary duties of the Seller's Directors upon advice of Seller's legal counsel, negotiate with or furnish information to any prospective purchaser of all or substantially all of the capital stock of Seller or all or substantially all of the assets of the Seller, for the purpose of facilitating any such sale, merger or combination.

     6.10 Hart-Scott-Rodino Act. Each of the Seller and Buyer will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     6.11 Unassigned Contracts. If, with respect to any Contract, a required consent or novation is not obtained (such Contract is hereinafter referred to as an "Unassigned Contract"), Seller shall keep in effect and use reasonable efforts to give Buyer the benefit of the Unassigned Contract to the same extent as if it had been assigned or novated to the extent not prohibited by the Unassigned Contract, and Buyer shall perform and be responsible for Seller's obligations and liabilities under the Unassigned Contract. From and after the Closing, Seller shall not be liable for any damages or the payment of any monies on account of the failure to obtain a consent for an assignment or a novation with respect to any Unassigned Contract. Buyer shall be entitled to receive, accept and retain any payments to which Seller would otherwise be entitled for Buyer's performance under any Unassigned Contract after the Closing. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party. Any and all amounts paid to Seller relating to Buyer's performance under any Unassigned Contract shall be promptly remitted to Buyer.

                                   ARTICLE VII
          CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE

     The obligation of the Buyer to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it in its sole discretion:

     7.01 Representations and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true, complete and accurate on and as of the date of this Agreement and, subject to amendment by Seller for events occurring after the date of this Agreement, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. On the Closing Date, Seller shall execute and deliver a certificate to Buyer certifying to the validity of the foregoing, which certificate shall set forth any changes to any schedules necessary to make same true, accurate and complete as of the Closing Date. The Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to Closing Date. On the Closing Date, Seller shall execute and deliver a certificate to Buyer attesting to the foregoing.

     7.02 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby shall have been obtained.

     7.03 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of the Assets to the Buyer hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions.

     7.04 Third Party Consents. Seller shall have obtained all consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to Contracts identified on Schedule 7.04 (including any amendments and modifications thereto) with the Seller which may be required in connection with the performance by the Seller of its obligations under this Agreement or to assure such Contracts continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Seller and without giving any contracting party the right to terminate or modify any such Contract).

     7.05 Release by Fleet Bank, N.A. The Seller shall have received the release by Fleet Bank, N.A. of its security interest in all the Assets.

     7.06 Approval of Counsel to Buyer. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of the Seller hereunder or incident to its performance hereunder, shall be reasonably satisfactory in form and structure to Buyer and its counsel.

     7.07 No Material Adverse Change. There shall have been no material adverse change in the Business since the date of this Agreement.

     7.08 Minimum Working Capital. The Seller's Adjusted Working Capital (as defined in Section 12.01 below), determined as of the fifth business day immediately prior to the Closing Date, shall be at least $600,000.


                                  ARTICLE VIII
                           CONDITIONS PRECEDENT TO THE
                        OBLIGATION OF THE SELLER TO CLOSE

     The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

     8.01 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true, complete and accurate on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. On the Closing Date, Buyer shall execute and deliver to Seller a certificate to Seller certifying to the validity of the foregoing. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. On the Closing Date, Buyer shall execute and deliver to Seller a certificate attesting to the foregoing.

     8.02 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby shall have been obtained.

     8.03 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened before any court or any foreign, federal, state, county, or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of the Assets to the Buyer hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions.

     8.04 Fairness Opinion. The Seller shall have received the favorable opinion of O'Conor, Wright Wyman, Inc., investment advisers to the Seller, in form and substance acceptable to Seller.

     8.05 Third Party Consents. The Seller shall have obtained all consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to

Contracts identified on Schedule 7.04 (including any amendments and modifications thereto) with the Seller which may be required in connection with the performance by the Seller of its obligations under this Agreement or to assure such Contracts continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Seller and without giving any contracting party the right to terminate or modify any such Contract).

     8.06 Consent of Fleet Bank, NA. The Seller shall have received the consent of Fleet Bank, NA under a certain Loan Agreement dated August 5, 1994, as amended, among the Seller, its Subsidiaries and Fleet Bank, NA as successor to Shawmut Bank, N.A. (the "Facility Agreement"), and the release of its security interest in all the Assets.

     8.07 Dissenting Stockholders. Stockholders of the Seller who file a written objection to the transaction contemplated hereby in accordance with Section 86 of Chapter 156B of the Massachusetts General Laws, shall not hold, directly or indirectly, more than 5% of the aggregate number of shares of capital stock of Seller, on a fully diluted and converted basis, outstanding as of the record date for the Special Meeting of Stockholders of Seller at which the transaction contemplated hereby is approved.

     8.08 Approval of Counsel to Seller. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of the Buyer hereunder or incident to its performance hereunder, shall be reasonably satisfactory in form and substance to Seller and its counsel.

     8.09 Stockholder Approval. The voting stockholders of Seller shall have duly authorized the transaction contemplated hereby in accordance with Chapter 156B, Section 75 of the Massachusetts General Laws.

     8.10 Personal Financial Statement. At Closing, Thomas T. Gores shall deliver to Seller a personal financial statement as of a date no later than five days before the Closing Date (the "Statement") and shall certify that the Statement fairly presents the financial condition of Mr. Gores as of such date. There shall have been no material adverse change in the Statement, or any item thereof (including without limitation, the cash component thereof), from the personal financial statement of Thomas T. Gores dated August, 1996 and previously delivered to Seller. The Statement shall be subject to the confidentiality covenants of Section 5 of the Personal Guaranty referred to in
Section 2.03(e) above.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.01 Obligation of the Seller to Indemnify. Subject to the limitations contained in Section 9.05 hereof, (i) the Seller shall indemnify, defend and hold harmless the Buyer and its officers, directors, employees and agents and their respective assigns from and against any and all liabilities, losses, claims, damages, costs and expenses (including without limitation, court costs and reasonable attorney's fees) (collectively, "Losses"), suffered, sustained, incurred or required to be paid by any of the Buyer or its officers, directors, shareholders, employees or agents or their respective assigns based upon, arising out of or in respect to: (i) any breach or inaccuracy of any representation or warranty, or any failure to perform or comply with any covenant or agreement of Seller contained in or made pursuant to this Agreement or any Related Agreement, or (ii) the ownership of Assets or the operation of the Business prior to the Closing Date, other than as expressly assumed by Buyer under or pursuant to the terms of this Agreement.

     9.02 Obligation of the Buyer to Indemnify. The Buyer shall indemnify, defend and hold harmless the Seller and its officers, directors, shareholders, employees and agents and their respective assigns from and against any Losses suffered, sustained, incurred or required to be paid by any of the Seller, or its officers, directors, shareholders, employees or agents or their respective assigns based upon, arising out of or in respect to: (i) any breach or inaccuracy of any representation or warranty, or any failure to perform or comply with any covenant or agreement of Buyer contained in or made pursuant to this Agreement or any Related Agreement, or (ii) any Assumed Liabilities. The foregoing indemnity shall not be exclusive, but shall be in addition to any other rights or remedies to which the Seller and any of the foregoing persons may be entitled at law or in equity, including without limitation, any rights and remedies under the Security Agreement described in Section 3.02 and the Personal Guaranty described in Section 3.06.

     9.03 Notice and Opportunity to Defend.

          (a) If any person entitled to indemnification pursuant to this ARTICLE IX (an "Indemnified Person") receives notice of any claim or the commencement of any suit, action, proceeding or investigation with respect to which any other person (or persons) is obligated to provide indemnification (an "Indemnifying Person") pursuant to this ARTICLE IX, the Indemnified Person shall promptly give the Indemnifying Person notice thereof (an "Indemnification Notice"), but the failure to give an

Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any Liability that it may have to an Indemnified Person except to the extent that the Indemnifying Person shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

          (b) Upon receipt of an Indemnification Notice, the Indemnifying Person shall be entitled at its option and at its cost and expense to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this
ARTICLE IX; provided that, notice of the Indemnifying Person's intention to assume such defense shall be delivered by the Indemnifying Person to the Indemnified Person within a reasonable time in light of the circumstances then and there existing. In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel of its own choosing reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Person; or (ii) the Indemnifying Person shall not have promptly retained counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation. In the event of (i) or (ii) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person.

          (c) If an Indemnifying Person elects to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this ARTICLE IX: (i) no compromise or settlement thereof may be effected by the Indemnifying Person without the Indemnified Person's written consent (which shall not be unreasonably withheld or unreasonably delayed) unless: (x) there is no finding or admission or any violation of any judgment, ruling, order, writ, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or any violation of the rights of any person by the Indemnified Person and no effect on any other suit, action, claim, proceeding or investigation that may be made against the Indemnified Person; and
(y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnified Person shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed). Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that an action may adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Person may, by written notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Person shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed).

          (d) If the Indemnifying Person fails to give written notice to the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this ARTICLE IX within 21 days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person.

     9.04 Cooperation. If requested by the Indemnifying Person, the Indemnified Person shall cooperate to the extent reasonably requested in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Person is being called upon to indemnify the Indemnified Person pursuant to this ARTICLE IX, and the Indemnified Person shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Person shall make any counterclaim against the party asserting such suit, action, claim, proceeding or investigation or any cross complaint against any person in connection therewith and the Indemnified Person further agrees to take such other actions as reasonably may be requested by an Indemnifying Person to reduce or eliminate any Loss for which the Indemnifying Person would have responsibility, but the Indemnifying Person will reimburse the Indemnified Person for any fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Person.

     9.05 Limitations on Indemnification. The liability of the Seller under this
Article IX is subject to the following conditions and limitations:

          (a) The Seller shall have no indemnification obligation under this Agreement and no amount shall be payable by the Seller, except to the extent that its liability under Section 9.01 exceeds $50,000, and then only to the extent of such excess.

          (b) The total amount payable by the Seller for all claims for indemnification and any claims with respect to the sale of the Assets and this Agreement (whenever asserted) shall not exceed $1,000,000 in the aggregate, inclusive of insurance proceeds.

          (c) The Seller shall have no indemnification obligation hereunder with respect to any matter unless a claim specifying in detail all facts and information which form the basis of the claim is asserted with respect to such matter before the first anniversary of the Closing Date.

          (d) The indemnification obligations of the Seller set forth in Section
9.01 constitute the Buyer's sole and exclusive remedy with respect to the matters covered by indemnification hereunder.

     9.06 Recoveries. The amount of any Losses suffered, sustained, incurred or required to be paid to or for the benefit of any Indemnified Person shall be reduced by the amount of (a) any insurance proceeds and other amounts paid to or for the benefit of the Indemnified Person with respect to such Losses by any person not a party to this Agreement or (b) any income or tax benefits actually received by or for the benefit of the Indemnified Person or any Affiliate of any Indemnified Person. Anything herein to the contrary notwithstanding, Losses with respect to any breach or claim under Article IV shall be limited strictly to out-of-pocket costs, out-of-pocket expenses and out-of-pocket deficiencies arising out of, based upon or otherwise in respect of such breach or claim, and shall not include any loss of profits, consequential damages or any other form of indirect damages.

     9.07 Payment of Losses. The Indemnifying Person shall pay to the Indemnified Person in cash the amount of any Loss to which the Indemnified Person may become entitled by reason of the provisions of ARTICLE IX hereof, such payment to be made within 15 days after such Losses are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

     9.08 Survival. Subject to the provisions of Section 9.05 hereof, all representations, warranties, agreements and covenants of the parties made in this Agreement shall survive the Closing.

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

     10.01 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) at the election of the Seller or the Buyer, if the Closing shall not have occurred on or before February 15, 1997;

          (b) at the election of the Seller, pursuant to written notice by the Seller to Buyer, if any of the conditions set forth in Article VIII have not been satisfied at or prior to the Closing;

          (c) at the election of the Buyer, pursuant to written notice by the Buyer to the Seller, if any of the conditions set forth in Article VII have not been satisfied at or prior to the Closing;

          (d) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

     10.02 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 10.01 hereof, it shall become null and void and have no further force or effect, except as otherwise specifically provided in this
Section 10.02, Section 12.03 and Section 1.02(b) hereof. In furtherance of the foregoing, the parties hereto expressly agree that upon any such termination neither party shall have any recourse to the other for monetary damages, except that if the conditions giving rise to a termination are as a result of the willful or deliberate actions of one of the parties the non-defaulting party shall be entitled to recover the out-of-pocket expenses incurred by such party in connection with negotiating, preparing and entering into this Agreement and carrying out the transactions contemplated hereby. In addition, in the event of such termination, Buyer shall immediately discontinue the use of the name, "Alden", in any and all respects.

                                   ARTICLE XI
                              POST CLOSING MATTERS

     11.01 Preservation of Records. The Buyer agrees for a period of six (6) years after the Closing, to preserve, retain and permit access to and copying by the Seller, and its representatives at a location convenient to the Seller, all books, records, accounts, purchase orders, invoices and other material documents of or relating to the Seller together with all minute books, seals, share certificate, share ledgers and other corporate records and material relinquished by the Seller to the Buyer at the Closing.

     11.02 Provisions Relating to Employees. Except as set forth in Schedule 11.02, employees of the Seller who are employed in the Business on the Closing Date shall be terminated by the Seller as its employees as of the Closing. The Buyer shall offer to employ each such person as an "employee-at-will" on the first business day following the Closing and shall offer such benefits and salaries comparable to those previously provided or paid by the Seller. The Buyer shall grant each employee of the Seller who accepts the Buyer's offer of employment with credit for his years of service with the Seller for purposes of calculating such employee's right to participate in applicable benefit plans and programs and the level of such participation.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

          (a) "Affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Seller or the Buyer, as the case may be;

          (b) "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Employee Benefit Plan" means each single employer, multiemployer and multiple employer pension, profit-sharing, stock bonus, money purchase, retirement, welfare benefit, savings, insurance, vacation pay, severance pay, stock purchase, stock option, incentive or deferred compensation and bonus plan or arrangement, and any other employee benefit plan covering employees, consultants, agents and ex-employees, and their dependents and beneficiaries of the Seller.

          (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (e) "GAAP" means generally accepted accounting principles in the United States of America.

          (f) "Guarantied Obligations" means the Note and the following elements of the Assumed Obligations:

               (i) The Seller's and its Subsidiaries' liabilities and obligations for accounts payable, accrued expenses and for sales commissions, whether reflected in the Balance Sheet, incurred in the ordinary course from the Balance Sheet Date through the Closing Date or disclosed in the Disclosure Schedule,

               (ii) The Seller's and its Subsidiaries' liabilities and obligations for severance, wage and salary and vacation pay and all other employee benefits of whatever nature, including, without limitation, severance obligations to Messrs. Kraft, Alexanderson, Sviokla, Farrington and Girouard, whether reflected in the Balance Sheet, incurred in the ordinary course from the Balance Sheet Date through the Closing Date or disclosed in the Disclosure Schedule,

               (iii) The Seller's and its Subsidiaries' liabilities and obligations to be performed or discharged pursuant to purchase orders, contracts, agreements, leases, permits, approvals and other documents, commitments, arrangements, undertakings, practices and authorizations, whether reflected in the Balance Sheet, entered into in the ordinary course from the Balance Sheet Date through the Closing Date or disclosed in the Disclosure Schedule,

               (iv) The Seller's and its Subsidiaries' liabilities and obligations for payroll, sales and other taxes, whether reflected in the Balance Sheet, incurred in the ordinary course from the Balance Sheet Date through the Closing Date or disclosed in the Disclosure Schedule, and

               (v) The Seller's and its Subsidiaries' liabilities and obligations with respect to Seller's and its Subsidiaries' product warranty obligations;

     provided, however, that the Guarantied Obligations shall be decreased by the amount thereof that (i) the Buyer is unable to pay or discharge because a breach of Section 4.10 on account of Seller's failure to disclose to Buyer written notice of breach under any Contract identified on Schedule 4.10 hereof has impaired the ability of the Buyer to pay or discharge the Guarantied Obligations, and (ii) the Buyer would have been entitled to recover for such breach under Article IX but for the limitations set forth in the last sentence of Section 9.06.

          (g) "Lien" means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

          (h) "Permit" means any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority.

          (i) "Seller's Adjusted Working Capital" means the current assets of the Seller and its Subsidiaries (other than current assets identified in Section 1.01(b), except, with respect to Section 1.01(b)(ii), all of the Seller's Cash shall be excluded up to $100,000), less the current liabilities of the Seller and its Subsidiaries (other than the Excluded Liabilities), determined as of the fifth business day next prior to the Closing Date and in accordance with GAAP, applied on a basis consistent with past practice, and on a consolidated basis.

          (j) "Seller's Excluded Cash" shall mean:

          (A) if the Seller's Adjusted Working Capital is $650,000 or less, Seller's Excluded Cash shall mean an amount equal to (i) the lesser of (1) $100,000 or (2) the Seller's Cash (as defined in Section 1.01(a) above), reduced by (ii) the lesser of (1) $25,000 or (2) the product obtained by multiplying .50 times the excess of $650,000 over the Seller's Adjusted Working Capital. Notwithstanding the foregoing, in no event shall the amount determined under clause (A)(ii) above exceed the amount determined under clause (A)(i) above; or

          (B) if the Seller's Adjusted Working Capital exceeds $650,000, Seller's Excluded Cash shall equal the Seller's Cash, but if Seller's Cash exceeds $100,000, Seller's Excluded Cash shall mean an amount equal to (i) $100,000, increased by (ii) the lesser of (1) $25,000, or (2) the product obtained by multiplying .50 times the excess of the Seller's Adjusted Working Capital over $750,000; provided, however, any adjustment under Clause B(ii) above shall not exceed the amount of the Seller's Cash in excess of $100,000 and the amount calculated under Clause B(ii)2 above shall be deemed to be zero if the Seller's Adjusted Working Capital is $750,000 or less. Notwithstanding the foregoing, if the Seller's Adjusted Working Capital is greater than $800,000, all of the Seller's Cash shall be excluded from the purchase and sale hereunder, in which event the Seller's Excluded Cash shall equal the Seller's Cash, except to the extent that the full exclusion of Seller's Cash results in the Seller's Adjusted Working Capital (determined without any Seller's Cash) falling below $800,000.

          (k) "Subsidiaries" means Zephyr Weather Information Service, Inc., a Massachusetts corporation, Alfax Paper

& Engineering Company, Inc., a Massachusetts corporation, Alden International, Inc., a corporation organized under the laws of U.S. Virgin Islands, and Alfax Paper of United Kingdom, Limited, a corporation organized under the laws of the United Kingdom.


          (l) "Tax" or "Taxes" means: all foreign, federal, state, county and local net income, gross income, gross receipts, sales, use, ad valorem, withholding, employment, payroll, social security, unemployment, disability, excise, severance, occupation, premium, windfall profits, additional, add on minimum, franchise, license, profit, real and personal property, capital, recording, transfer, customs or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever relating to taxes, together with any interest and any penalties, fines, additions to tax or additional amounts imposed with respect thereto.

          (m) "Tax Return" means all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns, reports and forms required to be filed with respect to any Taxes.

     12.02 Fees and Expenses. Except as set forth in Section 10.02, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated hereby.

     12.03 Confidentiality. All documents and other papers and other information given by any party hereto to any other party shall be considered confidential and shall be used only for the purposes intended. If this Agreement is terminated without the Closing having taken place, all documents and other papers of any party which have been delivered to another party shall be returned and all copies, summaries and extracts thereof shall be returned or destroyed, and such delivery and destruction shall be certified by a duly authorized officer of the party making such delivery or destruction. Notwithstanding anything herein to the contrary, the provisions of the Confidentiality and Non-Disclosure Agreement executed by Buyer and dated June 14, 1996 shall remain in full force and effect, except as modified by the immediately preceding sentence.

     12.04 Bulk Sales. The parties hereto waive compliance with all applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

     12.05 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, or overnight delivery by a nationally recognized carrier, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally or if telecopied, upon receipt of confirmation of receipt by sender, or if mailed, 2 days after the date of mailing, as follows:

      if to the Buyer, to:     16255 Ventura Boulevard
                               Suite 450
                               Encino, CA 91436
                               Telecopier No: 818-380-9249
                               Attention: Thomas T. Gores

           with a copy to:     Riordan & McKinzie
                               695 Town Center Drive, Suite 1500
                               Costa Mesa, CA 92626
                               Telecopier No: 714-549-3244
                               Attention: James W. Loss, Esq.

     if to the Seller, to:     40 Washington Street
                               Westboro, Massachusetts 01581
                               Telecopier No: 508-836-5451
                               Attention: President

           with a copy to:     Burns & Levinson LLP
                               125 Summer Street
                               Boston, Massachusetts 02110
                               Telecopier No.: 617-345-3299
                               Attention: Lawrence M. Levinson, Esq.

     12.06 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the purchase of the Assets and related transactions, and merges and supersedes (i) all prior discussions, agreements and understandings of every kind and nature between them as to the subject matter hereof, and (ii) all drafts, correspondence, papers and writings of any kind and character and all projections and all financial information exchanged by the parties, and no party hereto shall be bound by any condition, definition, warranty or representations relating to said subject matter other than as expressly contained in this Agreement.

     12.07 Waivers and Amendments. This Agreement may be, amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     12.08 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such Commonwealth. Each of the parties hereto consents and agrees to the jurisdiction of any State or Federal court sitting in the County of Suffolk, Commonwealth of Massachusetts and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the conduct of any party in connection with this Agreement or otherwise shall be heard only in the courts described above.

     12.09 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and any Indemnified Person or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.10 No Assignment. This Agreement is not assignable without the prior written consent of all of the nonassigning parties hereto.

     12.11 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.13 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

     12.14 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     12.15 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              ALDEN ELECTRONICS, INC., a
                              Delaware corporation


                              By: /s/ Thomas T. Gores
                                  --------------------------
                              Name:  Thomas T. Gores
                              Title: Chief Executive Officer


                              ALDEN ELECTRONICS, INC., a
                              Massachusetts corporation


                              By: /s/ Robert J. Wentworth
                                  --------------------------
                              Name:  Robert J. Wentworth
                              Title: President and Chief
                                     Operating Officer